SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

                Date of Report: October 18, 1995

               SOUTHWESTERN BELL TELEPHONE COMPANY

                     A Missouri Corporation

                   Commission File No. 1-2346

            IRS Employer Identification No. 43-0529710

         One Bell Center, St. Louis, Missouri 63101-3099

                 Telephone Number (314) 235-9800


Item 5.  Other Events

Southwestern Bell Telephone Company (Telephone Company) is filing herewith comparative unaudited financial information as of September 30, 1995, or the quarter then ended.

On September 29, 1995, SBC Communications Inc. (SBC) announced that the Telephone Company was discontinuing the use of Statement of Financial Accounting Standards No. 71 (FAS 71), which outlines accounting standards required for public utilities and certain other regulated companies. The change resulted in a non-cash, extraordinary charge to net income of $2.8 billion in the third quarter of 1995. This charge primarily represents an adjustment to the book value of telephone plant through an increase in accumulated depreciation. This increase reflects the effect of adopting asset lives which are shorter than those set by regulators and which more closely reflect the economic and technological lives of the plant.

On October 11, 1995, SBC announced that the Telephone Company had reached a settlement with the Oklahoma Corporation Commission and other parties that resolves the pending court appeals of the
1992 Oklahoma rate order.   Under the terms of the settlement
agreement, the Telephone Company will pay a cash settlement of $170 million to business and residential customers, and offer discounts with a retail value of $268 million for certain Telephone Company services. The settlement also lowers a previously-ordered rate reduction from $100.4 million to $84.4 million, of which $57.1 million has already been implemented.
The settlement allows the majority of the remaining $27.3 million in rate reductions to be deferred until after December 31, 1996. The Telephone Company does not anticipate that this settlement will have a significant impact on earnings.



SOUTHWESTERN BELL TELEPHONE COMPANY
Financial Summary and Comparisons
(dollars in millions)
   (unaudited)



                              THIRD QUARTER RESULTS            NINE-MONTH RESULTS
                         1995         1994    Change        1995         1994     Change
Operating revenues      $ 2,240.4     $ 2,101.0  6.6%     $ 6,593.6    $ 6,202.4  6.3%
Operating expenses      $ 1,678.6     $ 1,600.2  4.9%     $ 4,920.6    $ 4,684.1  5.0%
Income before
 extraordinary loss     $   305.5     $   278.5  9.7%     $   912.8    $   833.1  9.6%
Extraordinary loss
 from discontinuance of
 regulatory accounting,
 net of tax             $ (2,819.3)         -     -       $ (2,819.3)         -     -
Net income (loss)       $ (2,513.8)   $   278.5   -       $ (1,906.5)  $   833.1    -

Return on weighted
 average shareowner's
 equity                    27.56% (1)    20.84%  672 bp     24.09% (1)   20.78%   331 bp


(1) Computed using income before extraordinary loss; the impact of this charge is included in the calculation of weighted average shareowner's equity.
